Exhibit 10.6

Premises Lease Agreement

This Premises Lease Agreement (“Agreement”) is entered into by and between:

Party A: Shishi Feiying Plastic Co., Ltd.

And

Party B: Fujian Shishi Rural Cooperative Bank

This Agreement is made and entered into by and between Party A and Party B through mutual consultations with respect to the lease of Party A’s private property, a storefront located in Jiulongshan Development Zone, Hongjue Village, Hanjiang Town, Shishi City.

1.	Term of Lease: The term of lease is from May 1, 2008 to April 30, 2013, five years in total.

2.
Rentals and Payment Method: The rentals of the premises during the term of lease shall be RMB 7,200 Yuan/Year. The rentals for the first year shall be paid by Party B in a lump sum immediately after this Agreement is signed while the rentals for the following four years shall be paid on May 1st of every year.

3.
Management fees during the term of lease such as house property tax, public security & sanitation expenses and water and electricity fees shall be borne by Party B; Party B has the right to make designs for interior and exterior decorations of the premises and all costs incurred thereof shall be borne by Party B itself (water and electric meters shall be installed by Party B). In the event of damage of the water or electricity facilities or the premises during the term of lease, Party B shall be responsible for recovering the same.

4.	Party A shall help Party B prevent any other person from putting stalls in front of the storefront during the term of lease.

5.
Upon the termination of tenancy, if Party B wants to renew the tenancy, Party A shall be notified 3 months prior to the day of termination. In the event of all things being equal, Party B shall be given preference to tenancy and the parties shall renegotiate on new terms and conditions based on the considerations of the current market conditions; if Party A wants to retain the premises for its own uses, Party B shall be informed 3 months in advance.

6.	If the premises are transferred by Party A to a third Party during the term of lease, this Agreement shall remain binding upon the new owner.

7.
This Agreement comes into effect and becomes legally binding upon the parties upon signing by the parties. The parties shall strictly abide by this Agreement. If any of the parties violates this Agreement, it shall compensate for all losses incurred to the other party.

8.	This Agreement is made out in duplicate and each party keeps one copy respectively.

Sealed by Party A: Shishi Feiying Plastic Co., Ltd.
Signed by Wu Licong

Sealed by Party B: Fujian Shishi Rural Cooperative Bank

April 24, 2008